                                                                    EXHIBIT 11.1


                               VARITY CORPORATION
                    PRIMARY EARNINGS PER SHARE COMPUTATIONS
                 (Dollars in millions except per share amounts)


                                                        Three months ended July 31,
                                                       -----------------------------
                                                            1995           1994
                                                       --------------  -------------

Income before discontinued operations................        $  32.7        $  22.7

Preferred stock dividend entitlements................            (.6)           (.6)
                                                             -------        -------

Income attributable to common stockholders before
  discontinued operations (A)........................           32.1           22.1

Earnings from discontinued operations (B)............              -           23.3
                                                             -------        -------

Net income attributable to common stockholders (C)...        $  32.1        $  45.4
                                                             =======        =======

Weighted average shares of common stock outstanding
  during the period (in thousands)...................         40,913         43,971

Common stock equivalents:
  Common stock options...............................            479            407
  Long-term incentive plans..........................              -              7
                                                             -------        -------

Primary weighted average shares of common stock
  outstanding during the period (D)..................         41,392         44,385
                                                             =======        =======

Primary income per share of common stock:

  Before discontinued operations (A/D)...............        $   .78        $   .50

  Discontinued operations (B/D)......................              -            .52
                                                             -------        -------

  Net income (C/D)...................................        $   .78        $  1.02
                                                             =======        =======

Note: Fully diluted earnings per share computations are not presented as no significant dilution exists.